                                                                                                                    EXHIBIT 12(A)

                                           AON CORPORATION AND CONSOLIDATED SUBSIDIARIES
                                             COMBINED WITH UNCONSOLIDATED SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                    YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------------------------------
 (millions except ratios)                                       2001           2000           1999           1998           1997
                                                             -----------    -----------    -----------    -----------    -----------

 Income before provision for income taxes
    and minority interest (1)                                  $    399       $    854       $    635       $    931        $   542

 ADD BACK FIXED CHARGES:

    Interest on indebtedness                                        127            140            105             87             70

    Interest on ESOP                                                  -              -              1              2              3

    Portion of rents representative of
      interest factor                                                57             54             49             51             44

                                                             -----------    -----------    -----------    -----------    -----------
         INCOME AS ADJUSTED                                    $    583       $  1,048        $   790       $  1,071        $   659
                                                             ===========    ===========    ===========    ===========    ===========


 FIXED CHARGES:

    Interest on indebtedness                                   $    127       $    140        $   105       $     87        $    70

    Interest on ESOP                                                  -              -              1              2              3

    Portion of rents representative of
       interest factor                                               57             54             49             51             44

                                                             -----------    -----------    -----------    -----------    -----------
         TOTAL FIXED CHARGES                                   $    184       $    194        $   155       $    140        $   117
                                                             ===========    ===========    ===========    ===========    ===========

 RATIO OF EARNINGS TO FIXED CHARGES                                 3.2            5.4            5.1            7.6            5.6
                                                             ===========    ===========    ===========    ===========    ===========

(1) Income before provision for income taxes and minority interest includes unusual charges of $68 million related to the World Trade Center attacks and special charges of $218 million for the year ended December 31, 2001. Income before provision for income taxes and minority interest includes special charges of $82 million, $313 million, and $172 million for the years ended December 31, 2000, 1999, and 1997, respectively.